SCHEDULE 14A
Proxy StatementPursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss. 240.14a-12

MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

PEERLESS SYSTEMS CORPORATION
TIMOTHY E. BROG
JEFFREY A. WALD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

For Immediate Release:

Peerless Urges All ModusLink Stockholders to Vote on the GOLD Proxy Card
to Elect Peerless’ Two Nominees at the Annual Meeting to be Held this Friday, January 20th

Stamford, Connecticut, January 18, 2012 — Peerless Systems Corporation (Nasdaq: PRLS), today announced that it is issuing an open letter to ModusLink Global Solutions, Inc. (Nasdaq: MLNK) stockholders:

January 18, 2012

Dear Fellow Stockholder:

ModusLink’s Annual Meeting of Stockholders will be held this Friday, January 20, 2012 at 9:00 am ET.  We urge all stockholders to vote on the Gold proxy card to elect our two highly-qualified director nominees Timothy Brog and Jeffrey Wald.   Every share counts, so please vote today by telephone or internet to ensure that your voice is heard and to send a message to ModusLink that IT IS TIME FOR A CHANGE.

Throughout the proxy contest, which began on September 29, 2011, Peerless has been the driving force behind advocating change at ModusLink.   The initiatives that the Company has implemented subsequent to Peerless’ notification to nominate Timothy Brog and Jeffrey Wald has been primarily the result of Peerless’ advocacy.  Peerless is concerned that the momentum that it has created will be disrupted, the pressure needed to effectuate change will subside and ModusLink’s Board will revert back to the status quo, if both Timothy Brog and Jeffrey Wald do not get elected.  Therefore, Peerless believes it is crucial to elect both of its director nominees to ModusLink’s board to represent a forceful and unified voice on the board in order to carry out a thorough and comprehensive review of opportunities at the Company to benefit all stockholders.

Please consider the following when you vote your shares:

•
The ModusLink Board Recklessly Spent Stockholder’s Money to Entrench Themselves.   The ModusLink Board has spent more than $2.6 million of stockholder’s money to entrench themselves.  This amount is almost 10x the amount of money that Peerless spent on the proxy contest to help maximize value for all stockholders.  ModusLink wasted stockholder money in conducting a proxy fight that included harassing its stockholders at home with more than five telephone calls and mailing its proxy materials to stockholders SIX times, in many instances by the most expensive way possible, by overnight mail.

•
The Two Peerless Nominees Are Committed and Have a Vested Financial Interest to Increase Stockholder Value.   The seven independent directors of ModusLink over a very long period of time have collectively purchased only 48,350 shares of ModusLink common stock, representing just 0.1% of the total outstanding shares.  In contrast, Peerless owns 1,059,528 shares of ModusLink common stock, which is 20x the amount of ModusLink common stock that the independent Board members have purchased, in the aggregate, in the open market.   Peerless and our fellow stockholders both have risked their own money to purchase shares of ModusLink common stock, while the independent Board continues to have no “skin in the game.”  Clearly, the Peerless Nominees have a direct and vested interest to increase stockholder value for all ModusLink stockholders.  Whereas the ModusLink independent board members have virtually a nonexistent personal financial stake in the Company.

•
The Peerless Nominees, if Elected, Will Not Interrupt ModusLink’s Current Review of Strategic Alternatives.   From the outset, Peerless has maintained in its public filings that its director nominees would ensure that ModusLink undergoes a comprehensive strategic review of opportunities to maximize stockholder value.  The Peerless Nominees will argue forcefully that a genuine process is carried out by the ModusLink Board and that no attractive offers for all or part of the Company will be rejected without due consideration.   The Peerless Nominees, who have experience serving as directors of public companies, will make sure that ModusLink undertakes a thorough line-by-line review of opportunities to cut costs and reduce overhead.  We believe that ModusLink’s current investing and cost reduction plan is too little too late.

Don’t let ModusLink get away with misleading stockholders any longer.  To support change please vote the PEERLESS GOLD CARD today.

It is important to note that a vote on management's white proxy card against the ModusLink's nominees is not the same thing as a vote on the GOLD proxy card in favor of the Peerless Nominees.  Stockholders who have returned any of the many white proxy cards to the Company can change their vote by voting the Peerless GOLD proxy card today.

Stockholders who need assistance, or have additional questions on how to vote their shares should contact Peerless’ proxy solicitor, D.F. King & Co., Inc, toll-free at (800) 347-4750 and banks and brokerage firms can call collect at (212) 269-5550.   Alternatively, stockholders can obtain a control number from their stock brokerage firm and vote the Peerless Gold proxy online at www.proxyvote.com.  Please vote for the Peerless Nominees.

Peerless appreciates your support, time and consideration during this proxy contest.  IT IS TIME FOR A CHANGE.  Please vote the Peerless Gold Card today.

Sincerely,
Timothy Brog
Chairman and Chief Executive Officer
Peerless Systems Corporation

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

PEERLESS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON DECEMBER 7, 2011 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD RELATING TO PEERLESS’ SOLICITATION OF PROXIES FROM STOCKHOLDERS OF MODUSLINK GLOBAL SOLUTIONS, INC. FOR USE AT THE 2011 ANNUAL MEETING.  PEERLESS STRONGLY ADVISES ALL MODUSLINK STOCKHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders are able to obtain free copies of the proxy Statement filed with the SEC by Peerless through the website maintained by the SEC at www.sec.gov.  In addition, investors will be able to obtain free copies of the proxy Statement from Peerless by contacting Timothy Brog, Peerless Systems Corporation, 300 Atlantic Street, Suite 301, Stamford, CT 06901.  Peerless and its nominees will be soliciting proxies from stockholders of ModusLink Global Solutions, Inc. in connection with the election of directors and other matters. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement filed with the SEC.

*  *  *  *  *  *  *  *

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Contact:
Peerless Systems Corporation
Timothy E. Brog
Chief Executive Officer
203-350-0040